EXHIBIT 99

Consolidated Statements of Comprehensive Income

Verizon Communications Inc. and Subsidiaries

(Unaudited)	(dollars in millions)
Years Ended December 31,	2011	2010	2009

Net Income	$10,198	$10,217	$11,601
Other comprehensive income, net of taxes
Foreign currency translation adjustments	(119)	(171)	78
Unrealized gains on cash flow hedges	30	89	87
Unrealized gains (losses) on marketable securities	(7)	29	87
Defined benefit pension and postretirement plans	316	2,451	288

Other comprehensive income attributable to Verizon	220	2,398	540
Other comprehensive income (loss) attributable to noncontrolling interest	1	(35)	103

Total Comprehensive Income	$10,419	$12,580	$12,244

Comprehensive income attributable to noncontrolling interest	$7,795	$7,633	$6,810
Comprehensive income attributable to Verizon	2,624	4,947	5,434

Total Comprehensive Income	$10,419	$12,580	$12,244